Exhibit (d)(24)

THRIVENT MUTUAL FUNDS Appleton, WI | Minneapolis, MN	.

February 15, 2019

Mr. Nigel Storer

Aberdeen Standard Investments

nigel.storer@aberdeenstandard.com

RE:     Termination of Investment Sub-Advisory Agreements

Mr. Storer:

This letter confirms the notice that we provided to you via email on February 4, 2019 that the following Investment Sub-Advisory Agreements (the “Agreements”) will be terminated, solely with respect to Thrivent Partner Worldwide Allocation Fund and Portfolio, after the close of business on April 30, 2019:

(i)	dated February 29, 2008 among Thrivent Asset Management, LLC, Thrivent Mutual Funds and Aberdeen Asset Management Investment Services Ltd. (“Aberdeen”), and

(ii)	dated April 30, 2008 among Thrivent Financial for Lutherans, Thrivent Series Fund, Inc., and Aberdeen.

The Agreements will remain in effect with respect to Thrivent Partner Emerging Markets Equity Fund and Portfolio.

Please let me know if you have any questions or concerns.

Sincerely,

/s/ Troy Beaver

Troy Beaver

Vice President

Thrivent Mutual Funds